UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2004

Klever Marketing, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-18730	363688583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 West Broadway, Suite 201, Salt Lake City, Utah 84101
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (801) 322-1221

N/A
(Former name or former address, if changed since last report.)

ITEM 9. REGULATION FD DISCLOSURE.

On August 27, 2004, Klever Marketing, Inc. ("Klever") and Fujitsu Transaction Solutions, Inc. ("Fujitsu") entered into an Asset Purchase Agreement that provides for the purchase of a significant amount of Klever's assets and terminates and replaces the previous material agreement entered into in February of this year between Klever and Fujitsu (the "Prior Agreement"). The Prior Agreement provided for the development of the Klever-Kart system, an intelligent shopping cart to be known as the iKart.

This agreement provides for the sale of all of Klever's non-United States patents, all of Klever's software, technology, and intellectual property for use outside of the United States.

In consideration of the sale of assets, Fujitsu will pay Klever $350,000 cash and 2% of all net revenue directly related to the sale of the iKart System hardware and/or software licenses in the non-U.S. countries for which Klever has valid patents. The sale and payment is to occur as soon as the sold assets can be transferred, with the last $25,000 of the cash consideration not being paid until all the transfer of non-United States patents has been recognized by the respective issuing country.

As per the Prior Agreement, both parties have agreed to continue to work towards the development of the iKart and in the marketing of the iKart in the United States. However, in addition to completing the hardware portion of the iKart, Fujitsu has assumed all of Klever's responsibility under the Prior Agreement to complete the iKart software. Klever will still have the exclusive right with respect to the licensing and distribution of the iKart software in the United States with Fujitsu having such rights with respect to non-United States distribution.

But for the Prior Agreement, there is no other relationship between the two companies or between their respective officers or directors.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Klever Marketing, Inc.
Date: September 2, 2004	By: /s/William J. Dupre President and COO